Exhibit 5.1

January 29, 2013

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

RE: Auxilium Pharmaceuticals, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection the issuance of up to $350,000,000 aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2018 (the “Convertible Notes”) included on a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 23, 2013 (Registration No. 333-186157 (the “Registration Statement”), a base prospectus contained in the Registration Statement (the “Base Prospectus”) and a prospectus supplement dated January 24, 2013 (together with the Base Prospectus, the “Prospectus”), underwritten pursuant to an Underwriting Agreement dated January 24, 2013 among Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in the underwriting agreement, and the Company (the “Underwriting Agreement”).  The Convertible Notes are convertible into common stock, par value $0.01 per share, of the Company (the “Common Stock” and, together with the Convertible Notes, the “Securities”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Fifth Restated Certificate of Incorporation of the Company (the “Certificate”), (ii) the Amended and Restated Bylaws of the Company (the “Bylaws”), (iii) the Form of Indenture (the “Base Indenture”) by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) filed as Exhibit 4.3 to the Registration Statement, (iv) the Form of Supplemental Indenture setting forth the terms of the Convertible Notes (together with the Base Indenture, the “Indenture”), (v) the Underwriting Agreement, (vi) resolutions of the Company’s Board of Directors relating to the Registration Statement, and (vii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

For the purpose of the opinions set forth below, we have also assumed, without independent investigation or verification, that:

•                  to the extent that the obligations of the Company under the Indenture may depend upon such matters, the Trustee will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee will be duly qualified to engage in the activities contemplated by the Indenture; that the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the legal, valid and binding obligation of such Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under such Indenture;

•                  all Securities will be issued and sold in compliance with applicable federal and state securities laws; and

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.              When the Indenture is duly executed and delivered by the Company, and the Convertible Notes have been duly executed, authenticated, completed, issued and delivered, against payment for such Convertible Notes, in accordance with the terms and provisions of the Underwriting Agreement, the terms of the corporate action approving the issuance thereof and as contemplated by the Registration Statement and the Prospectus, such Convertible Notes will be validly issued and will constitute valid and binding obligations of the Company, and the Indenture will constitute a valid and binding obligation of the Company.

2.              The Common Stock reserved for issuance upon conversion of the Convertible Notes has been duly authorized by all necessary corporate action of the Company, and when the Common Stock has been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of the Convertible Notes, and has been delivered in accordance with the terms of the authorization thereof and the Indenture upon conversion of the Convertible Notes in a principal amount not less than the par value of the Common Stock to be issued, such Common Stock will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”).

The foregoing opinions are limited to the General Corporation Law of the State of Delaware and, with respect to our opinion in paragraph 2 above, the State of New York, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K under the Act and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP